Exhibit 2

COLUMBIA ACORN TRUST

COLUMBIA CREDIT INCOME OPPORTUNITIES FUND

COLUMBIA ETF TRUST I

COLUMBIA ETF TRUST II

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE INSURANCE TRUST

COLUMBIA FUNDS VARIABLE SERIES TRUST

COLUMBIA FUNDS VARIABLE SERIES TRUST II

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

TRI-CONTINENTAL CORPORATION

VOTED:	That, upon recommendation of the Board Governance Committee, the proposed joint fidelity bond be, and it hereby is, approved, with such administrative changes as counsel to the Funds may approve.

VOTED:	That, upon recommendation of the Board Governance Committee, the officers of each Fund be, and they hereby are, authorized to increase the amount of the proposed joint fidelity bond from time to time as may be necessary to satisfy the requirements of Rule 17g-1(d) under the 1940 Act.

VOTED:	That, upon recommendation of the Board Governance Committee, and having taken into consideration all relevant factors, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint fidelity bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to such Fund is less than the premium it would have had to pay if it had provided and maintained a single fidelity bond, the portion of the premium to be paid by each Fund pursuant to Rule 17g-1(e) under the 1940 Act be, and it hereby is, approved.

VOTED:	That, upon recommendation of the Board Governance Committee, the Board hereby determines that the participation, through June 30, 2027, of the Funds in the joint fidelity bond allocation agreement substantially in the form of the currently effective agreement, pursuant to which the parties agree that in the event recovery is received under the bond as a result of a loss sustained by a Fund and one or more other insureds, such Fund shall receive an equitable and proportionate share of the recovery at least equal to the amount which it would have received had it maintained a single fidelity bond, is in the best interests of the Funds.

VOTED:	That, upon recommendation of the Board Governance Committee, the Secretary or Assistant Secretary of each Fund be, and each hereby is, authorized to cause such bond and joint fidelity bond agreement or any amendment thereto to be filed with the SEC pursuant to Rule 17g-1(g) under the 1940 Act.